                       [SUNTERRA CORPORATION LETTERHEAD]



FOR IMMEDIATE RELEASE


Contact:  L. Steven Miller                    At The Financial Relations Board:
          Chief Executive Officer             Lise Needham (general information)
          (407) 532-1000                      Elaine Asher (analyst contact)
                                              Alicia Nieva-Woodgate (media)
          Richard Goodman                     (415) 986-1591
          Chief Financial Officer
          (407) 532-1000


                      SUNTERRA CORPORATION REPORTS RECORD
                      FOURTH QUARTER AND YEAR-END RESULTS

 FOURTH QUARTER TOTAL REVENUES UP 44%; FOURTH QUARTER NET INCOME INCREASES 27%

ORLANDO, FLORIDA, FEBRUARY 10, 1999 -- Sunterra Corporation (NYSE: OWN) today announced record financial performance for the three months and year ended December 31, 1998.

     Fourth quarter 1998 net income, before cumulative effect of change in accounting principle, increased by 26.5% to a record $12.9 million, or $.035 per diluted share, compared with recurring net income of $10.2 million, or $0.28 per diluted share in the fourth quarter of 1997. Revenues increased by 43.6% over this same period to a record $126.9 million in the fourth quarter of 1998 from $88.4 million in the fourth quarter of 1997.

     For the 1998 full year, net income, before cumulative effect of change in accounting principle and extraordinary item, increased by 37.9% to $44.4 million, or $1.20 per diluted share, from recurring income of $32.2 million, or $0.89 per diluted share in 1997. Revenues increased by 33.3% for the year to $450.0 million in 1998 from $337.7 million in 1997.

     Two weeks ago, the Company announced certain fourth quarter items -- a gain on sale of mortgages receivable, consolidation charges, the write-down of certain assets and the cumulative effect of change in accounting principle. Excluding all these items, net income was $12.6 million, or $0.34 per diluted share in the fourth quarter of 1998, and $43.4 million, or $1.18 per diluted share for the year ended December 31, 1998.

     L. Steven Miller, Sunterra's President and CEO reviewed the year as follows:

     "Sunterra's record fourth quarter sales and earnings performance marks our tenth consecutive quarter of increasing value for our shareholders since the Company went public in August 1996. 1998 was an important year in the development of Sunterra, with major accomplishments on several key business drivers:



                                    - more -
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Sunterra Corporation Reports Record 1998 Fourth Quarter and Year-End Results
February 10, 1999
Page 2



     - During 1998, we made significant progress in our strategy to convert our mortgages receivable into cash, reduce our leverage and also reduce the risk of portfolio default -- and we expect to continue on this path in 1999. We accomplished this through a series of mortgages receivable sales, a securitization and a conduit transaction that generated combined cash inflows of $420 million; this cash allowed us not only to fund the nearly $351 million in mortgage receivables originated/acquired during the year, but also to refinance approximately $69 million in debt at significantly lower interest rates. As a result, our net mortgages receivable increased only 1% during the year, to $336.0 million at year-end 1998 from $331.7 million at year-end 1997, despite a 28% increase in interval/point sales over the same period.

     - We achieved the critical mass and diversity of resort offerings necessary to satisfy our owners' expectations. By year-end 1998, our network encompassed 87 resorts in North America, Europe, the Caribbean and Japan -- up from 70 at the end of 1997. Acquisitions included resorts in Lake Tahoe, CA; St. Croix, Virgin Islands; Santa Fe, NM; Ft. Lauderdale, Orlando, and Deerfield Beach, FL; Banner Elk, NC; Pigeon Forge and Gatlinburg, TN; as well as Cannes, Tenerife, London, Portugal and Tokyo. The number of Sunterra owners increased from 175,000 at year-end 1997 to over 240,000 at year-end 1998.

     - We launched Club Sunterra, a points-based system providing new and existing owners with a wider range of choice and significantly enhanced flexibility in their vacation planning, while enabling us to intensify our affinity relationship with our owners. During the fourth quarter, we transitioned three of our resort locations from the sale of solely intervals to the sale of solely Club Sunterra. We will complete the rollout of Club Sunterra to all of our facilities in 1999.

     - Approximately 60% of our sales growth in the fourth quarter of 1998 related to organic growth rather than acquisitions -- i.e., the sale of intervals/points at locations that were part of the Sunterra network in the fourth quarter of 1997. We expect that most of our revenue growth in 1999 will relate to the further development of existing properties we now own. And to sustain that growth, we currently have construction activities underway at 14 properties.

     - We have made major organizational changes at Sunterra in order to establish a management team and an organizational structure that will facilitate our aggressive growth plans. I am personally very excited to have joined the Sunterra team in October as President and CEO, and to have Richard Goodman come on board as CFO and Tom Bell as General Counsel. With the move of Jim Noyes to head sales and Chuck Frey to head owner services, we now have virtually the entire senior team in place.


FOURTH QUARTER RESULTS

     Gains in three areas drove the 43.6% increase in total revenues for the fourth quarter. First, vacation interval/point sales increased by 39.3% to $98.6 million in 1998 from $70.8



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
Sunterra Corporation Reports Record 1998 Fourth Quarter and Year-End Results February 10, 1999
Page 3

million in 1997, reflecting sales increases both in existing resorts ($15.6 million) as well as in resorts acquired since the fourth quarter of 1997 ($12.2 million). Second, other income more than doubled to $9.1 million from $4.3 million, reflecting a significant increase in the recurring resort management fees paid by Sunterra's growing member base and rental revenues generated from the Company's larger base of resorts. Third, included in fourth quarter revenues in 1998 was the $5.7 million pretax gain on the sale of $79 million of mortgages receivable into the $100 million Conduit Facility we established in the fourth quarter; there was no such sale in the comparable prior year period.

        The operating margin in the fourth quarter of 1998 was 25.0% compared with 24.9% in the comparable prior year period. The operating margin in the fourth quarter of 1998 includes a $5.1 million pretax charge for the consolidation of functions to our Orlando headquarters and the write-down of certain assets and a $5.7 million pretax gain on the sale of mortgages receivable to the Conduit Facility. Excluding the effect of these items on both profits and revenues, the operating margin in the fourth quarter of 1998 was 25.7% compared with 24.9% in the fourth quarter of 1997.

        Cost of sales, as a percentage of vacation ownership sales, declined slightly to 24.1% in the fourth quarter of 1998 from 24.2% in the fourth quarter of 1997. By contrast, advertising, sales and marketing expenses, as a percentage of vacation ownership sales, increased to 46.6% from 45.2% in the comparable period of 1997. This increase primarily resulted from a mix-shift to European sales which have higher sales expenses (but lower cost of product), lower sales efficiencies connected with the launch of Club Sunterra, and the start-up of four new off-site sales locations.

        EBITDA for the fourth quarter of 1998 increased by 62.2% to $39.9 million from $24.6 million in the fourth quarter of 1997. EBITDA margins increased to 28.3% from 27.8% over this same period, excluding the above referenced mortgages receivable gain, consolidation charges and the write-down of certain assets.

        Fourth quarter 1998 net interest expense increased to $9.8 million, $5.4 million higher than in the fourth quarter of 1997, primarily reflecting: additional borrowings that funded acquisition and development costs; the financing of an increase in our mortgages receivable portfolio prior to the sale at year-end of $79 million of these mortgages receivable into the Conduit Facility; and lower capitalized interest.

        At December 31, 1998, net mortgages receivable were $336.0 million, a reduction of $50.9 million from $386.9 million at September 30, 1998 - and up by only $4.3 million from $331.7 million at year-end 1997.

        Consumer loans in excess of 60 days past due, including defaulted loans and loans in the deed-in-lieu process at December 31, 1998, were 7.4%, as a percentage of gross mortgages receivable, up from 6.8% at December 31, 1997. Net of inventory recoveries, these same


                                     -more-
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Sunterra Corporation Reports Record 1998 Fourth Quarter and Year-End Results
February 10, 1999
Page 4

percentages would decrease to 4.6% and 4.3%, respectively. These year-to-year variances entirely reflect a slight shift in the mix of mortgages receivable due to the year-end sale of mortgages into the Conduit Facility. The Company's allowance for doubtful accounts, as a percentage of gross mortgages receivable, was 6.4% at December 31, 1998, versus 6.3% in the quarter ended September 30, 1998.

     There were non-recurring items in the fourth quarters of both 1998 and 1997. As previously announced, as a result of the AICPA's Statement of Position 98-5 (SOP 98-5) "Reporting on the Costs of Start-up Activities", the Company incurred a $1.5 million non-cash after-tax cumulative adjustment for the period ending December 31, 1998. Net income for the fourth quarter of 1997 included a non-cash after-tax charge of $6.0 million resulting from the change in tax status of an acquired enterprise to a "C" Corporation for federal income tax purposes. Reported net income of $0.31 per diluted share in the fourth quarter of 1998 and $0.12 per diluted share in the fourth quarter of 1997 includes these non-recurring items.

FULL-YEAR RESULTS

     For the year ended December 31, 1998, total revenues increased 33.3% to $450.0 million from $337.7 million in 1997. Factors which contributed to the increase in year over year revenues include a 27.9% increase in the sale of vacation points and intervals to $359.4 million from $281.1 million, a 22.4% increase in interest income to $52.5 from $42.9 million, a $6.7 million gain on the sale of mortgages receivable, and a 126.8% increase in other income to $31.3 million from $13.8 million, primarily due to dramatic increases in recurring resort management fees and rental revenues across Sunterra's larger base of resorts.

     Operating margins significantly improved to 26.1% from 22.7% in the year earlier period, excluding a gain on sale of mortgages receivable, the consolidation charges and the write-down of certain assets in 1998, and the merger related costs in 1997. Cost of sales, as a percentage of vacation ownership sales, declined to 23.8% from 25.4% in 1997, primarily as a result of a higher mix of European sales, which have lower product cost, but higher sales costs. This was also the primary factor in advertising, sales and marketing expenses, as a percentage of vacation ownership sales, increasing to 45.6% from 45.1% in the year ago period.

     EBITDA for 1998 increased 59.5% to $136.2 million from $85.4 million in 1997, reflecting EBITDA margins of 30.3% and 25.3%, respectively. Excluding the above referenced mortgages receivable gain, consolidation charges, and the write-down of certain assets in 1998 and the merger-related costs in 1997, EBITDA margins increased to 29.2% in 1998 from 25.3% in 1997.

     Net interest expense increased 95.5% to $43.8 million from $22.4 million in the year ended December 31, 1997. The increase primarily reflects additional borrowings over the year to support continuing development and acquisitions, as well as mortgage financings associated with increased sales of vacation points and intervals.

                                     -more-

     Sunterra Corporation is the world's largest vacation ownership company, with 87 resort

Sunterra Corporation Reports Record 1998 Fourth Quarter and Year-End Results February 10, 1999
Page 5


locations around the world, two new resorts under construction and more than 240,000 owner families.

     This release contains forward-looking statements, which include
Sunterra's expansion plans, future prospects and other forecasts and statements of expectations. Actual results may differ materially from those expressed in any forward looking statements made by Sunterra due to, among other things, factors related to the timing and terms of future acquisitions and the introduction of Club Sunterra, mortgages receivable financing, integration of acquired operating companies and resort properties and those factors identified in Sunterra's filings with the Securities and Exchange Commission, including those set forth in Items 1 and 2 of Sunterra's Annual Report on Form 10-K for the year ended December 31, 1997, and current reports on Form 8-K, and Forms 10-Q for the periods ending March 31, 1998 and June 30, 1998 and September 30, 1998.

                          - FINANCIAL TABLES FOLLOW -

Sunterra Corporation Reports Record 1998 Fourth Quarter and Year-End Results February 10, 1999
Page 6


                              SUNTERRA CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                               THREE MONTHS ENDED
                          ($ IN THOUSANDS, UNAUDITED)


                                                            DECEMBER 31,
                                                         1998          1997
                                                       --------       -------
Revenues:
Vacation ownership sales                               $ 98,592       $70,802
Interest income                                          13,550        13,327
Gain on sale of receivables                               5,666            --
Other income                                              9,094         4,279
                                                       --------       -------
    Total Revenues                                      126,902        88,408
                                                       --------       -------

Costs and Operating Expenses:
Vacation ownership cost of sales                         23,721        17,120
Advertising, sales and marketing                         45,979        31,982

Loan portfolio:
  Other expenses                                            750         1,065
  Provision for doubtful accounts                         3,204         2,566
General and administrative                               13,452        11,461
Depreciation and amortization                             2,969         2,230
Organizational charges and write-down of
  certain assets                                          5,056            --
                                                       --------       -------
    Total costs and operating expenses                   95,131        66,424
                                                       --------       -------
Income from operations                                   31,771        21,984

Interest expense - other, net                             9,834         4,389
Minority interest in profits of LP                           18            58
Equity loss on investment in JV                             701           513
                                                       --------       -------

Income before provision for taxes                        21,218        17,024
Provision for income taxes                                8,276         6,809
Provision for income taxes resulting from a change
  in tax status of an acquired enterprise                    --         5,960
                                                       --------       -------
Total provision for income taxes                          8,276        12,769
                                                       --------       -------
Net income before cumulative effect of change
  in accounting principle                                12,942         4,255
Cumulative effect of change in accounting
  principle, net of taxes                                 1,466            --
                                                       --------       -------
Net income                                             $ 11,476       $ 4,255
                                                       ========       =======
Net income-diluted                                     $ 12,686       $ 4,255
                                                       ========       =======

Shares outstanding:
  Basic                                                  35,900        35,797
  Diluted                                                40,676        36,664

Earnings per share - before cumulative effect
of change in accounting principle:
  Basic                                                $   0.36       $  0.12
  Diluted                                              $   0.35       $  0.12

Earnings per share
  Basic                                                $   0.32       $  0.12
  Diluted                                              $   0.31       $  0.12

                              SUNTERRA CORPORATION
                       CONSOLIDATED STATEMENTS OF INCOME
                              TWELVE MONTHS ENDED
                          ($ IN THOUSANDS, UNAUDITED)

                                                                   DECEMBER 31,
                                                             -------------------------
                                                               1998            1997
                                                             --------        ---------
Revenues:
Vacation ownership sales                                     $359,426         $281,063
Interest income                                                52,529           42,856
Gain on sale of receivables                                     6,698               --
Other income                                                   31,301           13,774
                                                             --------         --------
    Total Revenues                                            449,954          337,693
                                                             --------         --------
Costs and Operating Expenses:
Vacation ownership cost of sales                               85,649           71,437
Advertising, sales and marketing                              163,828          126,739
Loan portfolio:
  Other expenses                                                3,680            5,522
  Provision for doubtful accounts                              12,616            8,579
General and administrative                                     50,699           42,254
Depreciation and amortization                                  11,188            6,499
Organizational charges and write-down of certain assets         5,056               --
Merger related costs                                               --            9,973
                                                             --------         --------
    Total costs and operating expenses                        332,716          271,003
                                                             --------         --------
Income from operations                                        117,238           66,690
Interest expense, net                                          43,767           22,426
Minority interest in profits of LP                                 18              181
Equity loss on investment in JV                                   708              639
                                                             --------         --------
Income before provisions for taxes                             72,745           43,444
Provision for income taxes                                     28,371           17,196
Provision for income taxes resulting from a change
  in tax status of an acquired enterprise                          --            5,960
                                                             --------         --------
Total provision for income taxes                               28,371           23,156
                                                             --------         --------
Net income before cumulative effect in change of accounting
  Principle and extraordinary items                            44,374           20,228
Cumulative effect of change in accounting principle,
  net of taxes                                                  1,466               --
Extraordinary items, net of taxes                                 129              766
                                                             --------         --------
Net Income                                                   $ 42,779         $ 19,522
                                                             ========         ========
Net Income - diluted                                         $ 47,619         $ 19,522
                                                             ========         ========
Shares outstanding:
  Basic                                                        35,888           35,373
  Diluted                                                      40,995           36,180

Earnings per share - before cumulative effect of change
  in accounting principle and extraordinary items:
  Basic                                                         $1.24            $0.57
  Diluted                                                       $1.20            $0.56

Earnings per share:
  Basic                                                         $1.19            $0.55
  Diluted                                                       $1.16            $0.54

Sunterra Corporation Reports Record 1998 Fourth Quarter and Year-End Results February 10, 1999
Page 8



                              SUNTERRA CORPORATION
                          Consolidated Balance Sheets
                          ($ in thousands, unaudited)


                                          December 31,      December 31,
                                             1998               1997
                                          ------------      ------------
ASSETS:
Cash and cash equivalents                  $   28,250         $ 38,487
Cash in escrow                                 25,951            9,485
Mortgages receivable, net                     335,982          331,735
Due from related parties                       25,849           25,576
Other receivables, net                         50,725           17,669
Income tax receivable                              --            4,719
Prepaid expense and other assets               22,031           13,047
Investment in joint ventures                   17,876           15,657
Real estate and development costs             336,620          219,299
Property and equipment, net                    81,125           35,024
Intangible assets, net                         96,723           50,447
                                           ----------         --------
      TOTAL ASSETS                         $1,021,132         $761,145
                                           ==========         ========

LIABILITIES AND EQUITY:
Accounts payable                           $   21,864         $ 25,196
Accrued liabilities                            80,242           68,047
Due to related parties                             --            1,032
Income taxes payable                            9,240               --
Deferred taxes                                 30,984           23,752
Notes payable                                 627,089          435,208
                                           ----------         --------
      TOTAL LIABILITIES                       769,419          553,235
                                           ----------         --------

Stockholders' equity                          251,713          207,910
                                           ----------         --------

      TOTAL LIABILITIES AND EQUITY         $1,021,132         $761,145
                                           ==========         ========

Sunterra Corporation Reports Record 1998 Fourth Quarter and Year-End Results February 10, 1999
Page 9


                              SUNTERRA CORPORATION
                             EBITDA RECONCILIATION
                         THREE AND TWELVE MONTHS ENDED
                          ($ in thousands, unaudited)

                                              Three Months               Twelve Months
                                            Ended December 31,         Ended December 31,
                                           --------------------       --------------------
                                             1998      1997             1998        1997
Net Income                                 $11,476     $ 4,255        $ 42,779    $19,522
Interest expense                             9,834       4,389          43,767     22,426
Capitalized interest expense
   included in cost of sales                   868         922           3,455      3,082
Income taxes                                 8,276       6,809          28,371     17,196
Depreciation and amortization                2,969       2,230          11,188      6,499

Organizational costs and write-down
   of certain assets                         5,056          --           5,056         --
Merger related costs                            --          --              --      9,973
Cumulative effect of change in
   accounting principle, net of tax          1,466          --           1,466         --
Extraordinary items, net of tax                 --          --             129        766
Provision for income taxes resulting
   from a change in tax status of
   an acquired enterprise                       --       5,960              --      5,950
                                            =============================================
EBITDA                                      $39,945    $24,585        $136,211    $85,424
                                            =============================================


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